Exhibit 10.75

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into as of June 9, 2010 by and between Far East Energy Corporation, a Nevada corporation ("Company"), and Bruce N. Huff ("Employee").

WHEREAS, the Company wishes to assure itself of the services of Employee as the Company's Chief Financial Officer for the period provided in this Agreement, and Employee is willing to perform services for the Company for such period, upon the terms and conditions hereinafter provided beginning on April 19, 2010 (the "Effective Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             Term.  The term of employment under this Agreement shall commence and this Agreement shall commence on the Effective Date and shall continue for a period ending on the second anniversary of the Effective Date, unless extended or sooner terminated in accordance with the terms hereof (the "Term"). Either the Company or Employee may terminate Employee’s employment with or without Cause or Good Reason (each as defined below).  Termination of Employee's employment shall take effect as set forth in Section 7 and, upon the termination taking effect, Employee's right to additional compensation (other than amounts earned, accrued or owing or as otherwise set forth herein).  Upon mutual agreement of the Company and Employee, this Agreement may be extended for such period as the parties may agree.

2.             Employment; Duties.  During the Term, Employee shall be employed by Company, and Employee shall serve as the Company's Chief Financial Officer and shall have such duties, responsibilities and authority as shall be consistent with that position. Employee shall report directly to the Company's Chief Executive Officer.  Employee shall devote his full business time (except holidays and vacation time described in Section 4), attention and best efforts to all the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

3.             Compensation.  On the Effective Date, Employee became entitled to receive a signing bonus of US$50,000, which shall not be counted toward the amount of any annual discretionary performance bonus.  During the Term, Employee shall receive an annual base salary of not less than US$225,000 (the "Base Salary"), payable in accordance with the Company’s normal payroll practices. In addition to the Base Salary, during the Term, Employee shall be eligible to receive an annual discretionary performance bonus, with the amount and the performance criteria to be established by the Compensation Committee of Company (or the Board of Directors (the "Board"), at such times as the Company does not have a Compensation Committee) (each a "Bonus"). The Compensation Committee (or the Board, at such times as the Company does not have a Compensation Committee) may review the Base Salary, Bonus and other compensation of Employee based upon performance and other factors deemed appropriate by the Compensation Committee (or the Board, at such times as the Company does not have a Compensation

Committee) and make such adjustments, supplemental bonus payments, or other incentive awards as it deems appropriate. Notwithstanding the foregoing, in no event will the Base Salary be less than an annual rate of US$225,000.  In addition to the Base Salary, the Bonus and other compensation described in this Section 3, to the extent permitted by applicable law, Employee shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by Company) including, but not limited to, medical, dental, life and disability insurance which Company now or in the future pays or subsidizes for any of its employees in the same class as Employee whose primary location of work for the Company is in the United States.

4.             Holidays and Vacation.  During the Term, Employee shall be entitled to receive the designated holidays established by the Company during each calendar year. Any holiday time accruing during one calendar year must be used by Employee during the calendar year in which such holiday time accrues and shall not carry over to the succeeding year.  Employee shall be entitled to receive and accrue four (4) weeks of vacation days each year in accordance with the Company's vacation policy as such is in effect from time to time.

5.             Expense Reimbursement.  Employee shall be reimbursed by the Company in accordance with the Company's business travel and expenditure policy for all reasonable and documented out-of-pocket disbursements incurred by Employee in connection with the performance of his services under this Agreement, including but not limited to travel expenses. Such reimbursement shall be made by the Company as soon as reasonably practical following the Company's receipt of a reimbursement request by Employee in accordance with the Company's business travel and expenditure policy.

6.             Restricted Stock Grant.  Company and Employee agree that, in conjunction with Employee’s appointment as Chief Financial Officer, on April 19, 2010 (the "Date of Grant"), the Compensation Committee granted Employee 275,000 shares of restricted stock (the "Restricted Stock"), with 25% of such shares of common stock vesting on the Date of Grant and an additional 25% of such shares of common stock vesting on the three subsequent anniversaries of the Date of Grant, subject to Employee's continued employment with the Company.  The Company granted the Restricted Stock under the Company's 2005 Stock Incentive Plan.

7.             Termination.

(a)           Death.  The Term and Employee's employment hereunder shall terminate upon Employee's death.

(b)           Disability.  In the event Employee incurs a Disability for a continuous period exceeding sixty (60) days, the Company may, at its election, terminate the Term and Employee's employment by giving Employee a notice of termination as provided in Section 7(e).  The term "Disability" as used in this Agreement shall mean the inability of Employee to substantially perform his duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Employee.

(c)           Cause.  The Company may terminate this Agreement and the Term and discharge Employee for Cause by giving Employee a notice of termination as provided in Section 7(e).  "Cause" shall mean: (i) Employee's gross and willful misappropriation or theft of the Company's or its respective subsidiary's funds or property, (ii) Employee's commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or Employee's conviction of or entering of a plea of guilty or nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) Employee's material breach of this Agreement or failure to perform any of his material duties owed to the Company or their respective subsidiaries, or (iv) Employee's commission of any act involving willful malfeasance or gross negligence or Employee's failure to act involving material nonfeasance.

(d)           Good Reason.  Employee may terminate his employment and the Term at any time for Good Reason (as defined below) by giving written notice as provided in Section 7(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason.  Notwithstanding the foregoing to the contrary, for the termination of employment to be for Good Reason, Employee's Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder) must occur within 24 months following the initial existence of one or more of the Good Reason conditions enumerated below.  "Good Reason" shall mean the occurrence of any of the following during the Term without Employee's consent and without the same being corrected within thirty (30) days after the Company being giving notice thereof:

(i)             the Company  materially reduces Employee's title, duties or responsibilities under Section 2;

(ii)            the Company fails to pay any regular installment of Base Salary to Employee;

(iii)           the Company materially reduces Employee's Base Salary or eliminates Employee's eligibility to participate in the discretionary performance bonus program for which he is eligible pursuant to Section 3;

(iv)           the Company materially changes the geographic location of the performance of Employee's duties; or

(v)            any other material breach of this Agreement by the Company.

(e)           Notice of Termination.  Any termination of Employee’s employment by the Company or by Employee shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by the Company and Employee, shall be effective immediately upon such notice.  Notwithstanding the foregoing, if Employee elects to terminate his employment for Good Reason (i) the Employee shall provide notice to the Company of the existence of one or more of the Good Reason conditions enumerated above within ninety (90) days of the initial existence of the condition; and (ii) the date of the termination shall be the end of the thirty (30) day "cure" period set forth in

Section 7(d) above, or if sooner, the date the Company notifies the Employee in writing that it will not make a correction.

(f)            Assistance After Termination.  From and after the termination of Employee’s employment by the Company or by Employee, Employee agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of Employee as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that Employee holds with the Company or their respective subsidiaries.

(g)           Separation and Release.  In order to receive any of the payments set forth in Section 8 (except for amounts earned, accrued or owing to which Employee is already entitled as of the date of termination), Employee must first timely execute a separation agreement and release of all claims against the Company (other than for amounts earned, accrued or owing to which Employee is already entitled as of the date of termination) in a form suitable to the Company.

8.             Payments Upon Termination.

(a)           Death or Disability.  If Employee's employment shall be terminated by reason of death or Disability, the Company shall pay Employee the portion of the Base Salary which would have been payable to Employee through the date his employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Employee but not yet paid to Employee under Section 3.  In the event of the death or Disability of Employee, then any payment due under this Section 8(a) shall be made to Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.  Within one (1) year following Employee's termination of employment due to death or Disability, Employee or Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to Employee to the extent such options are vested and exercisable at the time of such termination pursuant to this Agreement or otherwise, and all such options not exercised within such one (1) year period shall be forfeited.  Notwithstanding the foregoing sentence, in no event may Employee exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option.

(b)           Cause and Voluntary Termination.  If Employee's employment shall be terminated for Cause or Employee terminates his employment (other than for Good Reason, death or Disability), then without waiving any rights or remedies by reason thereof:

(i)             the Company shall pay Employee his Base Salary and all amounts, in each case, actually earned, accrued or owing as of the date of termination but not yet paid to Employee under Section 3 through the date of termination;

(ii)           Employee shall be entitled to exercise within one (1) year after the date of termination of Employee's employment all options granted to him under this Agreement or otherwise to the extent vested and exercisable at the date of termination of Employee's employment; provided, however that, in the event that the termination is for Cause, Employee shall only be entitled to exercise such vested and exercisable options within ninety (90) days after the date of termination; provided further that in no event may Employee exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option; and

(iii)           except as otherwise provided in this subsection (b), the Company shall have no further obligations to Employee under this Agreement.

(c)           Without Cause; Good Reason; Change of Control.  If Employee's employment is terminated by the Company without Cause (other than as a result of death or Disability) or Employee terminates his employment for Good Reason:

(i)             then Employee shall be entitled to a lump sum payment in an amount equal to one-hundred percent (100%) of Employee's annual Base Salary in the year in which he experiences a "Separation of Service" (as defined in Section 409A of the Code); provided that, notwithstanding the foregoing, if Employee experiences a Separation of Service without Cause or for Good Reason on or within 24 months after a Change of Control (as defined below), then the Company shall pay Employee a lump sum payment in an amount equal to two hundred percent (200%) of Employee's annual Base Salary in the year of such Separation of Service;

(ii)            Employee shall be entitled to all amounts earned, accrued or owing through the date his employment is terminated but not yet paid to Employee under Section 3; and

(iii)           Employee shall be entitled to exercise within one (1) year after the date of termination of Employee's employment all options granted to him to the extent vested and exercisable at the date of termination of Employee's employment; provided that in no event may Employee exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option.

(d)           The payment of the lump sum amount under Section 8(c)(i) shall be made on the 60th day following the date of termination of employment or, if earlier, on the death of Employee; provided that notwithstanding the foregoing, to the extent any payment under Section 8(c)(i) is "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder and Employee is considered a "Key Employee" of the Company within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such payment shall be made on the date ending on the expiration of six months and one day following the date of such Separation from Service of Employee, or if earlier, the date of Employee's death.  For purposes of this Agreement, a Key

Employee means a "specified employee" as described under Section 409A of the Code.  All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Employee's termination of employment shall be forfeited.  Employee shall not be under any duty or obligation to seek or accept other employment following Employee's termination of employment by the Company or Employee and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment.

(e)           Notwithstanding any provision of this Agreement to the contrary, in the event it shall be determined by the Company that the payment of the lump sum amount under Section 8(c)(i) to Employee when aggregated with any other payments or benefits due to Employee would cause any portion of those payments and benefits to be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision (the “Excise Tax”), the lump sum amount to be paid to Employee under Section 8(c)(i) of this Agreement shall be reduced (but not below zero) by the Company to the maximum amount that could be paid to Employee without giving rise to the Excise Tax.

(f)            For purposes of this Agreement, a "Change of Control" shall mean:

(i)             the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by Employee, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Employee or by any affiliate of Employee or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (ii) of this Section 8(f);

(ii)            the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(iii)           the (A) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (B) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the

Company, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;

(iv)           if individuals who, as of the Effective Date constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided further that in no event shall any such individual be deemed to be a member of the Incumbent Board, whether or not previously or currently a member of the Incumbent Board, if such individual's assumption of office occurs, directly or indirectly, as a result of either an actual or threatened election contest subject to Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(v)           the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

9.        Binding Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, legal representatives and permitted successors and assigns.  If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Employee, his beneficiaries or estate, shall be paid.

10.      Dispute Resolution.  Employee and the Company agree that, in the event any dispute arises out of this Agreement, Employee's employment or separation from Employment with the Company, or the separation agreement and release contemplated by Section 7(g) of this Agreement, and the parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration.  The arbitration shall be conducted in accordance with the  American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes ("Rules").  If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA's standard procedures and Rules.  Employee and the Company shall share the costs of arbitration. The arbitration shall be held in Houston, Texas. Arbitration of the parties’ disputes is mandatory and in lieu of any and all civil causes of action or lawsuits either party may have against the other arising out of this Agreement, Employee's employment or separation from Employment with the Company, or the separation agreement and release contemplated by Section 7(g) of this Agreement, with the exception that either party may seek a temporary restraining order and/or temporary injunctive relief in a court to enforce this Agreement pending arbitration.

11.           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effect the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement.  Without limiting the foregoing, Sections 7(f) and (g) and Sections 8 through 23 shall expressly survive the termination of this Agreement.

12.           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, dependents or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

13.           Compliance with Section 409A.  It is the intent of this Agreement that no payment to Employee shall result in nonqualified deferred compensation within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code and any guidance issued thereunder.  The Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A of the Code, in each case, without the consent of Employee.  Notwithstanding the foregoing, the Company makes no representation that the benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement.  In addition, the following delays of payment will not in and of themselves constitute a violation of the deferral or distribution requirements of Section 409A of the Code or a breach of this Agreement so long as such delays are based on the Company's reasonable understanding that such payment would:

(i)            limit the ability of the Company to take a deduction under Section 162(m) of the Code; provided payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which Employee terminates employment; or

(ii)           violate U.S. federal securities laws or other applicable laws; provided payment shall be made at the earliest date at which the Company reasonably anticipates making the payment will not cause such violation.

Payment or reimbursement of expenses described in this Agreement shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year.  Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14.           Amendments to this Agreement.  Except for increases in the Base Salary, Bonus and other compensation made as provided in Section 3 and Section 13, this Agreement may not be modified or amended except by an instrument in writing signed by Employee and the Company.  No increase in the Base Salary, Bonus or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

15.           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.           Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect; provided, however, that in the event that the release and separation agreement required by Section 7(g) is held to be invalid, illegal or unenforceable, the Company shall have no obligation to make the payments set forth in Section 8 of this Agreement until the parties to this Agreement execute a new release in a form suitable to the Company and, in the event such payments have been made, Employee shall return all payments previously made and the proceeds of any exercises of stock options on or after the date of termination and Employee and the Company shall negotiate a new release and separation agreement in good faith.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

17.           Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed duly delivered (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties):

If to Company:

Far East Energy Corporation
363 North Sam Houston Parkway East
Suite 380
Houston, Texas 77060
Attention:  Chairman of Compensation Committee

If to Employee:

Bruce N. Huff
6034 Gablestone Ln.
Katy, Texas 77450
Email address:  bruce.huff@gmail.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.           Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.           Governing Law.  This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

20.           Withholding.  All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, social security or otherwise) to the extent required by applicable law.

21.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission or by email in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

22.           Entire Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Employee except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in this Agreement.

23.           Conflict.  In the event of any conflict between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of any option, restricted stock or other equity award agreement with Employee or any equity plan of the Company, on the other hand, with respect to the exercise of any option, restricted stock or other equity award granted or awarded by the Company to Employee, the effect of a Change of Control or the vesting of such option, restricted stock or other equity award upon or following termination of employment or a Change of Control, the terms and conditions of this Agreement shall control.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, Company has caused its duly authorized officer and directors to execute and attest to this Agreement, and Employee has placed his signature hereon, effective as of the Effective Date.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

EMPLOYEE:

By:	/s/ Bruce N. Huff
Bruce N. Huff